EXHIBIT 99.1
Gladstone Land Announces
Fourth Quarter and Year Ended 2024 Results
Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment decision.
McLean, VA, February 19, 2025: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the fourth quarter and year ended December 31, 2024. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, appear at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of common stock, unless noted otherwise.  For further detail, please refer to the Annual Report on Form 10-K (the “Form 10-K”), which is available on the Investors section of the Company’s website at www.GladstoneLand.com.
Highlights for Fiscal Year 2024:
•Portfolio Activity:
◦Disposition Activity:
▪Sold 12 farms, consisting of 4,395 total acres in Florida and Michigan, for gross proceeds of approximately $70.6 million, which, after accounting for closing costs, resulted in a total net gain of approximately $10.0 million.
◦Lease Activity: Executed 31 amended or new lease agreements during the year as follows:
▪On annual row crop farms, we renewed or amended 12 different leases that are expected to result in an aggregate increase in annual net operating income of approximately $556,000, or 14.4%, over that of the prior leases.
▪On permanent crop farms, we executed 19 amended or new leases. With seven of these leases, we changed the lease structure whereby we eliminated the base rent, and in some cases, provided the tenants with a cash allowance, in exchange for significantly increasing the participation rent component in these leases, the majority of which will be recognized in the second half of 2025. The remaining 12 leases are expected to result in an aggregate decrease in annual net operating income of approximately $728,000, or 8.6%, from that of the prior leases.
◦Vacant, Direct-operated, and Non-accrual Properties: During all or a portion of the year, we had 26 farms that were either vacant, direct-operated (via management agreements with unrelated third parties), or on which lease revenues were recognized on a cash basis. The year-over-year impact on our operations as a result of these properties was a decrease in net operating income of approximately $2.1 million. We have since sold or leased certain of these farms, and we currently have 12 farms that are either vacant, direct-operated, or on non-accrual status.
◦California Water Activity: Secured an additional 8,987 net acre-feet (over 2.9 billion gallons) of water assets at a total cash cost of approximately $2.1 million, or $236 per net acre-foot, and recognized approximately $453,000 of non-cash revenue, which represents the estimated fair value of certain water assets obtained.
•Debt Activity:
◦Loan Repayments: Repaid approximately $33.6 million of loans, the majority of which were either maturing or scheduled for a price reset.
◦Interest Patronage: Recorded approximately $1.9 million of interest patronage, or refunded interest, related to our 2023 borrowings from various Farm Credit associations. Including approximately $111,000 of 2023 interest patronage that was received during the third quarter of 2023, total 2023 interest patronage resulted in a 22.0% reduction (approximately 101 basis points) to the interest rate of such borrowings.
•Equity Activity:

◦Series E Preferred Stock: Sold 16,595 shares of our 5.00% Series E Cumulative Redeemable Preferred Stock (the “Series E Preferred Stock”) for net proceeds of approximately $373,000.
◦Common Stock – ATM Program: Sold 346,216 shares of our common stock for net proceeds of approximately $4.6 million under our “at-the-market” program (the “ATM Program”).
◦Repurchase Program: Repurchased a total of 316,822 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) and our 6.00% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) at an average repurchase price of $20.93 per share for a total gain on repurchase of approximately $505,000.
•Increased and Paid Distributions: Increased the distribution run rate on our common stock by a total of 1.08% and paid monthly cash distributions totaling $0.5595 per share of common stock during the quarter ended December 31, 2024.
Fourth Quarter 2024 Results:
Net income for the quarter was approximately $539,000, compared to approximately $1.8 million in the prior-year quarter. Net loss to common stockholders during the quarter was approximately $5.5 million, or $0.15 per share, compared to approximately $4.3 million, or $0.12 per share, in the prior-year quarter. AFFO for the quarter was approximately $3.4 million, or $0.09 per share, compared to approximately $5.4 million, or $0.15 per share, in the prior-year quarter. Common stock dividends declared were approximately $0.14 per share for both periods.
Total cash lease revenues decreased, driven by lower fixed base cash rents on certain properties, partially offset by additional participation rents recorded during the current quarter. Fixed base cash rents decreased by approximately $4.9 million, primarily due to the execution of certain lease agreements in 2024, pursuant to which we agreed to reduce the fixed base rent amounts and, in some cases, provided certain tenants with cash lease incentives, in exchange for increasing the participation rent components in the leases, the majority of which will be recognized in the second half of 2025. Fixed base cash rents also decreased due to the sale of a large farm in Florida during the first quarter of 2024, as well as a decrease in revenue from certain vacant, direct-operated and non-accrual properties. Participation rents increased by approximately $1.5 million, primarily driven by stronger production yields (i.e., pounds per acre) on certain almond and pistachio farms (partly due to the alternate-bearing nature of these tree crops), partially offset by lower prices for both crops during the 2023-2024 marketing period.
Aggregate related-party fees decreased by approximately $1.0 million during the fourth quarter, primarily driven by an incentive fee earned by our investment adviser in the prior-year quarter. Excluding related-party fees, our recurring core operating expenses remained relatively flat quarter-over-quarter. Interest expense decreased due to debt repayments made over the past year.
Cash flows from operations for the current quarter decreased by approximately $5.8 million from the prior-year quarter, largely due to a decrease in cash rent payments received as a result of changes in lease structures on certain farms as noted above, as well as fewer payments received from farms that were either vacant, direct-operated, or on non-accrual status. This decrease was partially offset by lower related-party fees and interest payments made. Our estimated NAV per share decreased by $4.15 from the prior-year quarter to $14.91 at December 31, 2024, primarily due to valuation decreases in certain of our farms that were re-appraised over the past year and an increase in the fair value of our fixed, long-term borrowings and certain preferred securities (driven by changes in market interest rates and conditions).
Fiscal Year 2024 Results:
Net income for the year was approximately $13.3 million, compared to approximately $14.6 million in the prior year. Net loss to common stockholders during the year was approximately $10.5 million, or $0.29 per share, compared to approximately $9.9 million, or $0.28 per share, in the prior year. AFFO for the year was approximately $16.7 million, or $0.47 per share, compared to approximately $20.3 million, or $0.57 per share in the prior year. Common stock dividends declared were approximately $0.56 per share for 2024, compared to approximately $0.55 per share for 2023.
The decrease in AFFO was primarily driven by a decrease in fixed base cash rents during 2024 (for the reasons noted above), partially offset by an increase in revenue from participation rents and decreases in both related party fees (due to an incentive fee earned by our investment adviser in the prior year) and interest expense (due to loan repayments made over the past two years). Revenue from participation rents was approximately $9.4 million in 2024, compared to approximately $5.9 million in 2023, primarily attributable to higher production yields on certain almond and pistachio farms. Aggregate related-party fees decreased by approximately $1.8 million due to an incentive fee earned in the prior year versus none in 2024. Excluding related-party fees, our recurring core operating expenses increased by approximately $611,000, primarily due to additional property taxes paid by us on behalf of certain of our tenants and on properties that were either vacant, direct-operated, or on non-accrual status. Cash flows from operations decreased by approximately $10.5 million from the prior year, primarily due to the sale of the farm mentioned above, changes in lease structures on certain farms, and fewer collections from vacant, direct-operated, or non-accrual farms. This decrease was partially offset by lower related-party fees and interest payments made.
Subsequent to December 31, 2024:
•Portfolio Activity
◦Property Sales: Sold seven farms, consisting of 8,189 total acres in Florida and Nebraska, for total gross proceeds of approximately $64.5 million, which, after accounting for closing costs, resulted in a total net gain of approximately $15.7 million.
◦Lease Activity: Executed two new lease agreements on two of our permanent crop farms in California that are expected to result in an aggregate decrease in annual net operating income of approximately $184,000 from that of the prior leases.
•Debt Activity - Loan Repayments: Repaid approximately $19.4 million of loans that were scheduled to reprice to market rates later in 2025.
•First Quarter Distributions: Declared monthly cash distributions of $0.0467 per share of common stock for each of January, February, and March.
Comments from David Gladstone, President and CEO of Gladstone Land:  “Our annual row crop farms, including those in California and Florida, continue to perform, both in terms of value appreciation and rent growth. The market for many permanent crop farms in the west has been negatively impacted by lower crop prices, higher input costs, and water uncertainty. As such, we've been taking a different approach with the leases on some of these farms, whereby we will grant the tenants a cash allowance to cover a portion of their growing costs in return for receiving a larger portion of the gross crop proceeds on the farms. We may also decide to operate some of these farms ourselves with the help of a third-party operator. While we intend for this to be a temporary structural change for us, we believe this arrangement will be the most profitable structure for this specific set of farms due to the history of high yields on most of these farms, which allows for strong crop insurance, and we continue to see prices for certain of these crops trending upwards. We may also look to sell some of these farms if we are unable to reach agreements with tenants to lease these farms at satisfactory rental rates in the near future. We currently have nine properties (encompassing 12 of our 150 farms) that are either vacant, being direct-operated via agreements with third-party management groups, or where current tenants are behind in their payments to us and are on non-accrual status. We continue to be in discussions with various groups to either lease or buy certain of these and other farms in our portfolio, and we hope to have these remaining issues resolved by the end of the year. In the meantime, we continue to acquire more water at below-market prices, providing additional water security to our farms and those growers who lease them. Our balance sheet remains strong, with nearly 100% of our borrowings at fixed rates, and we continue to maintain high levels of liquidity and overall access to capital.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	2024	2023	($ / #)	(%)
Operating Data:
Total operating revenues	$21,096	$24,452	$(3,356)	(13.7)%
Total operating expenses	(13,818)	(15,638)	1,820	(11.6)%
Other expenses, net	(6,739)	(6,995)	256	(3.7)%
Net income	$539	$1,819	$(1,280)	(70.4)%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock, net(1)	(6,002)	(6,114)	112	(1.8)%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(5,463)	(4,295)	(1,168)	27.2%
Plus: Real estate and intangible depreciation and amortization	8,648	9,754	(1,106)	(11.3)%
Plus: Losses on dispositions of real estate assets, net	755	702	53	7.5%
Adjustments for unconsolidated entities(2)	15	24	(9)	(37.5)%
FFO available to common stockholders and non-controlling OP Unitholders	3,955	6,185	(2,230)	(36.1)%
Plus: Acquisition- and disposition-related expenses, net	8	24	(16)	(66.7)%
Plus: Other nonrecurring charges, net(3)	—	89	(89)	(100.0)%
CFFO available to common stockholders and non-controlling OP Unitholders	3,963	6,298	(2,335)	(37.1)%
Net adjustment for normalized cash rents(4)	(654)	(930)	276	(29.7)%
Plus: Amortization of debt issuance costs	304	299	5	1.7%
(Less) plus: Other (receipts) non-cash charges, net(5)	(251)	(261)	10	(3.8)%
AFFO available to common stockholders and non-controlling OP Unitholders	$3,362	$5,406	$(2,044)	(37.8)%

Share and Per-Share Data:
Weighted-average common stock outstanding	36,122,942	35,838,442	284,500	0.8%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	36,122,942	35,838,442	284,500	0.8%

Diluted net loss per weighted-average common share	$(0.151)	$(0.120)	$(0.031)	26.2%
Diluted FFO per weighted-average common share	$0.109	$0.173	$(0.063)	(36.6)%
Diluted CFFO per weighted-average common share	$0.110	$0.176	$(0.066)	(37.6)%
Diluted AFFO per weighted-average common share	$0.093	$0.151	$(0.058)	(38.3)%
Cash distributions declared per common share	$0.140	$0.139	$0.001	0.8%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,259,591	$1,340,092	$(80,501)	(6.0)%
Total assets	$1,312,195	$1,387,324	$(75,129)	(5.4)%
Total indebtedness(7)	$590,284	$637,414	$(47,130)	(7.4)%
Total equity	$687,182	$719,613	$(32,431)	(4.5)%
Total common shares outstanding (fully diluted)	36,184,658	35,838,442	346,216	1.0%

Other Data:
Cash flows from operations	$11,582	$17,424	$(5,842)	(33.5)%
Farms owned	157	169	(12)	(7.1)%
Acres owned	111,190	115,584	(4,394)	(3.8)%
Occupancy rate(8)	96.2%	99.5%	(3.3)%	(3.3)%
Acre-feet of water assets owned	55,387	46,400	8,987	19.4%
Farmland portfolio value	$1,405,350	$1,566,474	$(161,124)	(10.3)%
NAV per common share	$14.91	$19.06	$(4.15)	(21.8)%

(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed.
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms and (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities and (ii) less non-cash income recorded as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage; includes direct-operated farms.

Annual Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Years Ended		Change	Change
	2024	2023	($ / #)	(%)
Operating Data:
Total operating revenues	$85,216	$90,398	$(5,182)	(5.7)%
Total operating expenses, net	(55,942)	(56,915)	973	(1.7)%
Other expenses, net	(15,984)	(18,918)	2,934	(15.5)%
Net income	$13,290	$14,565	$(1,275)	(8.8)%
Less: Aggregate dividends declared on and gains on or charges related to extinguishment of cumulative redeemable preferred stock(1)	(23,745)	(24,417)	672	(2.8)%
Net loss attributable to common stockholders and non-controlling OP Unitholders	(10,455)	(9,852)	(603)	6.1%
Plus: Real estate and intangible depreciation and amortization	35,055	37,161	(2,106)	(5.7)%
Less: Gains on dispositions of real estate assets, net	(5,886)	(5,208)	(678)	13.0%
Plus: Impairment charges	2,106	—	2,106	N/A
Adjustments for unconsolidated entities(2)	67	92	(25)	(27.2)%
FFO available to common stockholders and non-controlling OP Unitholders	20,887	22,193	(1,306)	(5.9)%
Plus: Acquisition- and disposition-related expenses, net	5	149	(144)	(96.6)%
Plus: Other nonrecurring charges, net(3)	349	1,418	(1,069)	(75.4)%
CFFO available to common stockholders and non-controlling OP Unitholders	21,241	23,760	(2,519)	(10.6)%
Net adjustment for normalized cash rents(4)	(3,356)	(4,519)	1,163	(25.7)%
Plus: Amortization of debt issuance costs	990	1,065	(75)	(7.0)%
(Less) plus: Other non-cash (receipts) charges, net(5)	(2,154)	17	(2,171)	(12,770.6)%
AFFO available to common stockholders and non-controlling OP Unitholders	$16,721	$20,323	$(3,602)	(17.7)%

Share and Per-Share Data:
Weighted-average shares of common stock outstanding	35,909,956	35,733,742	176,214	0.5%
Weighted-average common non-controlling OP Units outstanding	—	—	—	—%
Weighted-average shares of common stock outstanding, fully diluted	35,909,956	35,733,742	176,214	0.5%

Diluted net loss per weighted-average common share	$(0.291)	$(0.276)	$(0.015)	5.4%
Diluted FFO per weighted-average common share	$0.582	$0.621	$(0.039)	(6.3)%
Diluted CFFO per weighted-average common share	$0.592	$0.665	$(0.073)	(11.0)%
Diluted AFFO per weighted-average common share	$0.466	$0.569	$(0.103)	(18.1)%
Cash distributions declared per total common share	$0.560	$0.554	$0.006	1.1%

Balance Sheet Data:
Net investments in real estate, at cost(6)	$1,259,591	$1,340,092	$(80,501)	(6.0)%
Total assets	$1,312,195	$1,387,324	$(75,129)	(5.4)%
Total indebtedness(7)	$590,284	$637,414	$(47,130)	(7.4)%
Total equity	$687,182	$719,613	$(32,431)	(4.5)%
Total common shares outstanding (fully diluted)	36,184,658	35,838,442	346,216	1.0%

Other Data:
Cash flows from operations	$29,548	$40,081	$(10,533)	(26.3)%
Farms owned	157	169	(12)	(7.1)%
Acres owned	111,190	115,584	(4,394)	(3.8)%
Occupancy rate(8)	96.2%	99.5%	(3.3)%	(3.3)%
Acre-feet of water assets owned	55,387	46,400	8,987	19.4%
Farmland portfolio value	$1,405,349	$1,566,474	$(161,125)	(10.3)%
NAV per common share	$14.91	$19.06	$(4.15)	(21.8)%

(1)Includes cash dividends paid on our cumulative redeemable preferred stock and the net gain (loss) recognized as a result of shares of cumulative redeemable preferred stock that were redeemed
(2)Represents our pro-rata share of depreciation expense recorded in unconsolidated entities.
(3)Consists primarily of (i) net property and casualty losses (recoveries) recorded and the cost of related repairs expensed as a result of the damage caused to certain improvements by natural disasters on certain of our farms, (ii) costs related to the amendment, termination, and listing of shares from the offering of our Series C Preferred Stock that were expensed, (iii) the write-off of certain unallocated costs related to a prior universal registration statement, and (iv) costs incurred to implement our share repurchase program.
(4)This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and certain noncash lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned. During the three months ended December 31, 2023, we adjusted our definition of AFFO to exclude from this adjustment the removal of lease incentives that were a result of previous cash disbursements made by us to or on behalf of our tenants. The results of all periods presented, including those of prior periods, have been adjusted to conform with this new definition.
(5)Consists of (i) the amount of dividends on the Series C Preferred Stock paid via issuing new shares (pursuant to the dividend reinvestment program), (ii) the pro-rata write-off of offering costs related to shares of cumulative redeemable preferred stock that were redeemed, which were noncash (gains) charges, (iii) our remaining pro-rata share of (income) loss recorded from investments in unconsolidated entities, and (iv) less non-cash income recorded as a result of additional water assets received as consideration in certain transactions.
(6)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(7)Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series D Term Preferred Stock.
(8)Based on farmable acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, February 20, 2025, at 8:30 a.m. (Eastern Time) to discuss its earnings results.  Please call (866) 424-3437 to join the conference call.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available after the call and will be accessible through February 27, 2025.  To hear the replay, please dial (877) 660-6853, and use playback conference number 13750257.  The live audio broadcast of the Company’s conference call will also be available online on the Investors section of the Company’s website, www.GladstoneLand.com.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S.  The Company currently owns 150 farms, comprised of approximately 103,000 acres in 15 different states and over 55,000 acre-feet of water assets in California, valued at a total of approximately $1.3 billion. Gladstone Land's farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, cherries, figs, lemons, olives, pistachios, and other orchards, as well as blueberry groves and vineyards, which are generally planted every 20-plus years and harvested annually. Over 30% of the Company’s fresh produce acreage is either organic or in transition to become organic, and nearly 20% of its permanent crop acreage falls into this category. The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  Gladstone Land pays monthly distributions to its stockholders and has paid 144 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneLand.com.
Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:
•Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;
•Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or
•Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.
CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Form 10-K, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into or against rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Form 10-K, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and non-controlling OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective cost bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$687,182
Fair value adjustment for long-term assets:
Less: net cost basis of real estate holdings and related assets(1)	$(1,259,591)
Plus: estimated fair value of real estate holdings and related assets(2)	1,405,350
Net fair value adjustment for real estate holdings and related assets		145,759
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	586,684
Less: fair value of aggregate long-term indebtedness(3)(4)	(545,820)
Net fair value adjustment for long-term indebtedness		40,864
Estimated NAV		873,805
Less: aggregate fair value of cumulative redeemable preferred stock(5)		(334,451)
Estimated NAV available to common stockholders and non-controlling OP Unitholders		$539,354
Total common shares and non-controlling OP Units outstanding		36,184,658
Estimated NAV per common share and non-controlling OP Unit		$14.91
(1)Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.
(2)As determined by the Company's valuation policy and approved by its board of directors.
(3)Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series D Term Preferred Stock.
(4)Long-term notes and bonds payable were valued using a discounted cash flow model. The Series D Term Preferred Stock was valued based on its closing stock price as of December 31, 2024.
(5)The Series B Preferred Stock and Series C Preferred Stock were each valued based on their respective closing stock prices as of December 31, 2024, while the Series E Preferred Stock was valued at its liquidation value.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Form 10-K, filed today with the SEC.
Additionally, in consultation with our Board and external advisers, we have determined that this December 31, 2024, disclosure will be our last voluntary publication of NAV per common share. We have reviewed and analyzed the costs and benefits of this publication and determined that it is no longer in the best interest of the Company or its shareholders to expend the time, costs, and resources necessary to voluntarily calculate and publish a quarterly NAV.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company's ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in NAV per share, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk Factors" within the Company's Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on February 19, 2025, and certain other documents filed with the SEC from time to time. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, (703) 287-5893